Exhibit 99.1

Paul Broyer

Candela Corporation

508-358-7400 x435

CANDELA REPORTS RECORD REVENUES AND RECORD EARNINGS

Wayland, MA – May 2, 2006 — Candela Corporation (NASDAQ: CLZR) announced today that both revenues and profits for the quarter ended April 1, 2006 reached all-time Company highs. For the quarter, the Company reported revenues of $42.3 million compared to $34.7 million a year earlier – a 22% increase.

Net income for the quarter was $5.0 million or $0.21 per share, versus a loss of ($1.4) million or ($0.06) per share a year earlier. Included in the quarter was a $470 thousand expense ($0.01 per share) related to FASB Statement No. 123 (R) for share-based payments.

For the nine-month period ending April 1, 2006, the Company reported revenues of $108.1 million, versus $85.3 million a year earlier – an increase of 27%. Net income for the nine-month period ending April 1, 2006 was $12.5 million or $0.53 per share, versus $4.1 million or $0.18 per share for the nine-month period a year ago – increases of 205% and 194% respectively.

Gerard E. Puorro, Candela’s President and Chief Executive Officer, said: “We obviously are pleased with these record results. Our growth continues to be strong and we remain the market share leader. The introduction of our Vbeam platform has been well received and we remain optimistic about our opportunities going forward.”

About CANDELA:  Candela Corporation manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in over 70 countries from offices and distributors in the United States, Europe, Japan, China and other Asian locations. Candela established the aesthetic laser market 17 years ago, and currently has an installed base of 9,000 lasers worldwide. Candela is an Equal Opportunity and Affirmative Action Employer (Male/Female/Handicapped/Veteran). Visit Candela on the Web at http://www.candelalaser.com.

Safe Harbor Statement: Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela’s current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties. Such statements may relate to, among other things, our future revenue, gross margin, expense levels and earnings, our growth prospects, market acceptance of our products, the strength of our distribution channels, our ability to add new products, our ability to expand regulatory approvals and the liquidity of our common stock. The risks and uncertainties that may affect forward-looking statements include, among others: the cancellation or deferral of customer orders, dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, unanticipated increases in expenses, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, changes in economic conditions, or difficulties in obtaining timely regulatory approvals. Further information on factors that could affect Candela’s performance is included in Candela’s periodic reports filed with the SEC, including but not limited to, Candela’s Annual Report on Form 10-K for the year ended July 2, 2005, and subsequent Quarterly Reports on Form 10-Q. Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela’s expectations or any change in events, conditions or circumstances on which any such statement is based.

CANDELA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(dollars in thousands)

	April 1,	July 2,
	2006	2005

Assets

Current assets:
Cash and cash equivalents	$35,363	$56,582
Marketable securities	25,467	—
Accounts receivable, net	35,411	34,866
Notes receivable	1,088	805
Inventories, net	15,257	12,676
Other current assets	3,635	1,821

Total current assets	116,221	106,750

Property and equipment, net	3,123	3,240

Long-term investments	9,121	—
Other assets	10,294	6,826

Total assets	$138,759	$116,816

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$13,631	$11,674
Accrued payroll and related expenses	4,271	4,830
Accrued warranty	5,779	5,291
Income taxes payable	1,595	2,073
Other accrued liabilities	5,005	5,165
Current liabilities of discontinued operations	1,301	1,302
Deferred income	7,044	6,037
Total current liabilities	38,626	36,372

Other long-term liabilities	5,198	5,668
Long-term liabilities of discontinued operations	107	437
Total long-term liabilities	5,305	6,105

Stockholders’ equity:
Common stock	258	248
Less: Treasury stock	(12,997)	(12,997)
Additional paid-in capital	61,982	54,027
Accumulated earnings	45,877	33,346
Cumulative translation adjustment	(292)	(285)
Total stockholders’ equity	94,828	74,339

Total liabilities and stockholders’ equity	$138,759	$116,816

CANDELA CORPORATION (Nasdaq: CLZR)

Condensed Consolidated Statements of Operations (unaudited)

(amounts in thousands, except per share amounts)

	For the three months ended:		For the nine months ended:
	April 1,	April 2	April 1,	April 2,
	2006	2005	2006	2005

Revenue	$42,314	$34,682	$108,121	$85,277
Cost of sales	20,916	22,781	53,195	47,359

Gross profit	21,398	11,901	54,926	37,918

Operating expenses:
Research and development	2,432	1,910	5,873	4,866
Selling, general and administrative	11,602	12,054	30,858	28,711

Total operating expenses	14,034	13,964	36,731	33,577

Income (loss) from operations	7,364	(2,063)	18,195	4,341

Other income (expense):
Interest income	546	162	1,057	399
Other income (expense)	(15)	(93)	(18)	25

Total other income	531	69	1,039	424

Income (loss) from continuing operations before income taxes	7,895	(1,994)	19,234	4,765

Benefit (Provision) for income taxes	(2,892)	638	(6,703)	(1,525)

Income (loss) from continuing operations	5,003	(1,356)	12,531	3,240
Discontinued operations:

Gain on disposal of Skin Care Center, including revision of leasehold obligations of $1,374 less income tax expense of $515.	—	—	—	859

Net income (loss)	$5,003	$(1,356)	$12,531	$4,099

Net income (loss) per share of common stock:
Basic:
Income (loss) from continuing operations	$0.22	$(0.06)	$0.55	$0.14
Income from discontinued operations	—	—	—	0.04
Basic earnings (loss) per share	$0.22	$(0.06)	$0.55	$0.18

Diluted:
Income (loss) from continuing operations	$0.21	$(0.06)	$0.53	$0.14
Income from discontinued operations	—	—	—	0.04
Diluted earnings (loss) per share	$0.21	$(0.06)	$0.53	$0.18

Weighted average shares outstanding	23,255	22,408	22,817	22,366

Diluted weighted average shares outstanding	24,204	22,408	23,762	23,062